SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 17, 2008 (July 13, 2008)
Date of Report (Date of earliest event reported)
Hayes Lemmerz International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578_

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
15300 Centennial Drive, Northville, Michigan 48168
(Address of principal executive offices)     (Zip Code)
(734) 737-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Executive Compensation Arrangements.
     On July 13, 2008, the Compensation Committee of the Board of Directors of Hayes Lemmerz International, Inc. (the “Company”) adopted the Hayes Lemmerz International, Inc. Performance Cash Plan (the “Plan”). The purpose of the Plan is to provide financial incentives for certain key employees of the Company and its subsidiaries to achieve strategic performance objectives and to attract and retain key personnel. The Plan will be administered by the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee determines in its sole discretion the persons who are to receive awards, the terms and conditions of each award and the amount payable under any award. The Compensation Committee also has the authority to construe and interpret any of the provisions of the Plan and any awards granted thereunder and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable.
     Performance periods for any award are determined by the Compensation Committee. The Compensation Committee will establish performance goals for each performance period at the time an award is granted under the Plan. The performance goals for any performance period may differ among participants, may be based on the performance of the Company as a whole, or of a subsidiary, division, department, region, function or business unit, or the performance of the individual and may be measured on an absolute basis or in relation to the Company’s peers or an index. Awards granted under the Plan may contain such additional terms and conditions as the Compensation Committee may determine.
     The Compensation Committee will establish the target award for each participant and a payout table or formula for purposes of determining the amount of the actual award payable to each participant. The amount of the award actually paid can range from zero to 200% of the target award, depending on actual performance relative to the established performance goals. After the end of each performance period, the Compensation Committee will determine the extent to which each participant’s performance goals were achieved. The actual award for each participant will be determined by applying the formula determined by the Compensation Committee to the actual performance achieved as determined by the Compensation Committee.
     In the event of certain transactions described in the Plan which constitute a change of control or the sale of substantially all of the assets of the Company, each participant will become fully vested in the higher of the target award or the projected actual award, as determined by the Compensation Committee, under each then-outstanding award. The amounts payable under any outstanding award will be paid in a cash lump sum as soon as administratively feasible after such transaction has been completed. A participant whose employment is terminated due to death or disability will have the right to a pro rata portion of the award, determined by multiplying the target award amount by a fraction the numerator of which is the number of months the participant was employed during the performance period and the denominator of which is the number of months in the performance period.
     The Board or the Compensation Committee may amend, alter or discontinue the Plan, but any such amendment, alteration, or discontinuation may not materially impair the rights of a participant under any award previously granted without such participant’s consent. The Compensation Committee may amend the terms of any award, but no such amendment may adversely affect the award without the participant’s consent. If there is any inconsistency between the terms of the Plan and the terms of a participant’s employment agreement with the Company, the terms of the employment agreement will control.
     The foregoing description of the Plan is qualified in its entirety by reference to the Plan and the form of Award Agreement under the Plan, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.
     On July 13, 2008, the Compensation Committee also granted awards under the Plan to certain key employees of the Company, including the Company’s Named Executive Officers, as defined in the Proxy Statement dated May 28, 2008 for the Company’s 2008 Annual Meeting. The target awards of each of the Named Executive Officers currently employed by the Company are set forth in the following table:

Name	Target Award
Curtis J. Clawson	$659,000
Fred Bentley	231,000
Patrick C. Cauley	126,000
John A. Salvette	112,000
     The actual amount of the awards payable will be determined by the Company’s performance relative to target levels of return on invested capital for each performance period. The amount of the actual awards will increase or decrease from the amount of the target awards by 1% for each .02 percentage points that actual return on invested capital is greater or less than the established targets, subject to a maximum award of 200% of the target award. The awards have two performance periods, one from February 1, 2008 through January 31, 2010 and one from February 1, 2008 through January 31, 2011. The target award for each performance period is equal to 50% of the target award set forth in the above table. If earned, awards will be paid out within 120 days following the end of each performance period.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits.
     See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and Secretary

Dated: July 17, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Hayes Lemmerz International, Inc. Performance Cash Plan.

10.2	Form of Award Agreement under Hayes Lemmerz International, Inc. Performance Cash Plan.